Exhibit 99.1

Contacts: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Announces Stronger Than Anticipated Fourth Quarter Fiscal 2012 Net Sales

•	Preliminary Fourth Quarter Fiscal 2012 Net Sales of Approximately $129 Million

•	Preliminary Firearm Backlog Increased to $439 Million

SPRINGFIELD, Mass., May 21, 2012 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced preliminary net sales and backlog results for its fourth quarter fiscal 2012 period ended April 30, 2012.

Preliminary net sales from continuing operations for the fourth quarter were approximately $129 million, an increase of approximately $28 million, or 28%, compared with net sales from continuing operations for the corresponding quarter a year ago. This is significantly higher than the company’s previous guidance of $113 million to $118 million. Preliminary firearm order backlog increased to approximately $439 million as of April 30, 2012, an increase of $252 million, or 135%, compared with the end of the fourth quarter last year, and an increase of $240 million, or 121%, compared with the most recent sequential quarter. The company noted that the increase in net sales and backlog were driven by continued strength in orders across its product line, including M&P branded products such as pistols, modern sporting rifles, and the new Shield, which had a very successful launch in the quarter. Fourth quarter net sales were also aided by the significant efforts of the operations team to maximize internal manufacturing capacity and accelerate deliveries from component suppliers.

The results provided in this press release are preliminary and subject to completion and review of the company’s financial statements in conjunction with the company’s Form 10-K Report for the fiscal year ended April 30, 2012. In addition, it should be noted that backlog is cancellable until shipped.

Conference Call and Webcast

The company will host a conference call and webcast on Thursday, June 28, 2012, to discuss its fourth quarter and full year fiscal 2012 financial and operational results. Speakers on the conference call will include James Debney, President and CEO, and Jeffrey D. Buchanan, Executive Vice President and CFO. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the call via telephone may call directly at 617-847-8709 and reference conference code 52713609. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P™, and Thompson/Center Arms. Smith & Wesson facilities are located in Massachusetts and Maine. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the continued strength in orders across our product line, including M&P branded products such as pistols, modern sporting rifles, and the new Shield; the significant efforts of our operations team to maximize internal manufacturing capacity and accelerate deliveries from our component suppliers; and the results of our review of our financial statements in conjunction with our Form 10-K Report for the fiscal year ended April 30, 2012, including our final net sales from continuing operations and backlog for our fourth quarter fiscal 2012. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the costs and ultimate conclusion of certain legal matters, including the DOJ and SEC matters; the state of the U.S. economy; general economic conditions, and consumer spending patterns; the potential for increased gun control; speculation surrounding fears of terrorism and crime; our growth opportunities; our anticipated growth; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of our hunting products in the consumer discretionary marketplace and distribution channel; our penetration rates in new and existing markets; our strategies; our ability to introduce new products; the success of new products; our ability to expand our markets; the potential for cancellation of orders from our backlog; the success of the divestiture of our security solutions business and its effects on our core firearm business; and other risks detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the fiscal year ended April 30, 2011.